EXHIBIT 4.49
SIG COMBIBLOC SYSTEMS GMBH
as Transferor
and
THE BANK OF NEW YORK MELLON
as Collateral Agent
SECURITY TRANSFER AGREEMENT
(Sicherungsübereignung)
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

This SECURITY TRANSFER AGREEMENT (the “Agreement”) is made on 5 November 2009
BETWEEN:
(1)	SIG Combibloc Systems GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 3935 (the “Transferor”); and

(1)	The Bank of New York Mellon, having its business address at 1 Wall Street, New York, N.Y. 10286, The United States of America, in its capacity as collateral agent for the Secured Parties (as defined below) under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent ”).
WHEREAS:
(A)	Pursuant to a USD 1,155,000,000 and EUR 330,000,000 multi-currency term and revolving credit agreement dated on or about 5 November 2009 between, inter alia, the parties listed in Part 1 of SCHEDULE 1 hereto as original borrowers (the “Original Borrowers”), the parties listed in Part 2 of SCHEDULE 1 hereto as original guarantors (the “Original Guarantors”), Credit Suisse Cayman Island branch as administrative agent and The Bank of New York Mellon as collateral agent and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Credit Agreement”), certain lenders (together the “Original Lenders”) have agreed to grant certain facilities to the Original Borrowers and certain other entities which may accede to the Credit Agreement as additional borrowers.

(B)	Pursuant to a senior secured note indenture dated on or about 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A as issuers (the “Issuers”), certain affiliates of the Issuers listed in Part 3 of SCHEDULE 1 as original senior secured note guarantors (the “Original Senior Secured Note Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Senior Secured Note Indenture”), the Issuers will issue senior secured notes due 2016 in the aggregate principal amount of USD 1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the “Senior Secured Notes”) to certain noteholders.

(C)	The Transferor has agreed to transfer certain rights in respect of the Charged Assets (as defined below) to the Collateral Agent as security for the Secured Parties’ (as defined below)

respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).
(D)	The security created by or pursuant to this Agreement is to be held and administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated on or about 5 November 2009 between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).

(E)	The Transferor has granted security interests over the Charged Assets (as defined below) to Credit Suisse pursuant to existing security documents entered into in connection with certain existing financing arrangements with Credit Suisse and others (the “Existing Security”). The Existing Security will be released on or about the date hereof in accordance with the terms of a release agreement between the Transferor, Credit Suisse and others.
NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	Definitions

In this Agreement:

“Administrative Agent” means Credit Suisse Cayman Island branch, having its business address at One Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Authorisation” means the authorisation to dispose of (Verfügungsermächtigung) and deal with the Charged Assets to the extent permitted under the Principal Finance Documents granted by the Collateral Agent to the Transferor pursuant to Clause 7.1 hereof.

“Borrowers” means the Original Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.

“Cash Management Bank” shall mean Citibank NA, Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.
“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.

“Charged Assets” means
(a)	all movable fixed assets (bewegliches Anlagevermögen) (including without limitation machinery, equipment, furniture and computers) and all current movable assets (Umlaufvermögen) (including without limitation all inventories of finished goods and products (fertige Erzeugnisse und Waren), work in progress (unfertige Erzeugnisse), raw materials, supplies and operating materials (Roh-, Hilfs- und Betriebsstoffe)) located at the Security Area at present or from time to time in the future including without limitation the assets specified for information purposes in the list attached hereto as SCHEDULE 2 (Asset Information List) or delivered to the Collateral Agent on or about the date hereof, except for any Excluded Assets,; and

(b)	all Warehouse Assets that are located at any of the Warehouses at present or from time to time in the future and “Charged Asset” means any of them.

“Credit Documents” shall mean the Loan Documents and the Senior Secured Note Documents.

“Enforcement Event” shall mean an Event of Default.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the Senior Secured Note Indenture.

“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007 and as amended and restated on or about the date hereof) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.à r.l., Credit Suisse as security trustee and others.

“Excluded Assets” means all items which are located on the premises framed in red and marked “06” in red at “Werk Linnich” on the site map which is attached as 0SCHEDULE 3 (Site Maps) hereto which are not filling machines (Füllmaschinen).

“Future Charged Assets” means
(a)	all movable fixed assets (bewegliches Anlagevermögen) (including without limitation machinery, equipment, furniture and computers) and all current movable assets (Umlaufvermögen) (including without limitation all inventories of finished goods and products (fertige Erzeugnisse und Waren), work in progress (unfertige Erzeugnisse), raw materials, supplies and operating materials (Roh-, Hilfs- und Betriebsstoffe)) deposited at the Security Area at any time after execution of this Agreement, except for Excluded Assets; and

(b)	all Warehouse Assets that are deposited at any of the Warehouses after the date of this Agreement and “Future Charged Asset” means any of them.
“Grantors” means the Loan Parties, the Issuers and the Senior Secured Note Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the Senior Secured Note Guarantors under the Credit Documents and “Grantor” means any of them.

“Grantors’ Agent” shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.

“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).

“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.

“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 400,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit

Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.
“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.

“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the Senior Secured Note Indenture and any successor appointed as indenture trustee under the Senior Secured Notes Indenture.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.

“Issuing Bank” means Credit Suisse or any other Lender or any affiliate of Credit Suisse or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.

“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” shall mean the Credit Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Parties” shall mean the Borrowers, the Original Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.

“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.à.r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.

“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.

“Local Facility Provider” means each of Deutsche Bank AG, Commerzbank Aktiengesellschaft, Bank of America, N.A., HSBC Trinkaus & Burkhardt AG and Hong Kong and Shanghai Banking Corporation Ltd., Thailand, provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.

“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Secured Parties (or any of them) under each or any of the Credit Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture and the First Lien Intercreditor Agreement.

“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.

“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document , the Senior Secured Note Holders, the Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.

“Security Area” means any and all of the premises framed in red on the site map of “Werk Linnich”, Rurstraße 58, 52441 Linnich, Germany attached hereto in SCHEDULE 3 (Site Maps) which forms an integral part of this Agreement and any additional premises set out on any list delivered to the Collateral Agent from time to time in accordance with paragraph (b)(i) of Clause 4.1.

“Senior Secured Note Documents” shall mean the Senior Secured Note Indenture, the Senior Secured Note Guarantees, the Senior Secured Notes, the Intercreditor Arrangements, any security document relating to the Senior Secured Notes and/or the Senior Secured Note Indenture and any other document that may be entered into pursuant to any of the foregoing.

“Senior Secured Note Guarantees” shall mean the guarantees of the obligations of the Issuers under the Senior Secured Notes and the Senior Secured Note Indenture by the Senior Secured Note Guarantors.

“Senior Secured Note Guarantors” means the Original Senior Secured Note Guarantors and any entity which may accede to the Senior Secured Note Indenture as additional guarantor.

“Senior Secured Note Holders” shall mean the holders from time to time of the Senior Secured Notes.

“Valuable Equipment” means (x) all movable fixed assets (bewegliches Anlagevermögen) (including without limitation machinery, equipment, furniture and computers) and (y) all Warehouse Assets in each case with the lower of (i) purchase price (Anschaffungswert) or (ii) book value (Buchwert) of EUR 250,000 or more per item.

“Warehouse Assets” means all items which are not located at the Security Area and that are labeled with a label a sample of which is attached as of SCHEDULE 4 displaying the word “CBSY” or the word “SIG” or otherwise display the symbol or mark “SIG” as set out in SCHEDULE 5 (SIG Symbol) on a label or mark attached to them or printed or engraved on them and/or (ii) any other asset identification label, symbol, mark, print or engraving delivered pursuant to paragraph (c) of Clause 4.1.

“Warehouses” means
(a)	the warehouse of Peter Krings Export- und Schwergutverpackung Lager- & Versandlogistik, Cockerillstraße 69, 52222 Stolberg, Germany ; and

(b)	the warehouse of Peter Krings Export- und Schwergutverpackung Lager- & Versandlogistik, Im Stich 2, 52249 Eschweiler, Germany ; and

(c)	the warehouse of Martin Jansen, Raiffeisenstrasse 11, 40764 Langenfeld, Germany;

(d)	the warehouse of Maschinenbau Ortmanns, Leimberg 21, 52222 Stollberg, Germany; and

(e)	any other storage or warehouse facility set out on any list delivered to the Collateral Agent from time to time in accordance with paragraph (b)(ii) of Clause 4.1 and
“Warehouse” means any of them.

1.2	Construction

In this Agreement:
(a)	Capitalised terms used in this Agreement (or in any notice given under this Agreement) but not defined therein shall have the meanings ascribed thereto in the First Lien Intercreditor Agreement; and

(b)	any reference in this Agreement to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub-Clause or a Schedule in this Agreement.
1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	TRANSFER OF TITLE

2.1	The Transferor hereby transfers all title to the Charged Assets to the Collateral Agent .

2.2	To the extent that the Transferor has only part ownership (Miteigentum) of the Charged Assets or the Transferor has only inchoate rights (Anwartschaftsrechte) in respect of the Charged Assets, the Transferor hereby transfers to the Collateral Agent such part ownership or inchoate rights.

2.3	The Collateral Agent hereby accepts such transfers.

2.4	Title in form of ownership, part ownership and/or inchoate rights to the Charged Assets (except Future Charged Assets) shall pass over to the Collateral Agent on execution of this Agreement or, where the Transferor at such time has no such rights, at the time when it obtains such ownership, part ownership and/or inchoate rights. Title in the form of ownership, part ownership and/or inchoate rights to the Future Charged Assets shall pass over to the Collateral Agent when the respective Charged Asset is (i) deposited at the Security Area, or, (ii), in case of Warehouse Assets, deposited at any Warehouse, or, in each case, if later, at the time the Transferor acquires ownership, part ownership and/or inchoate rights in respect of such Charged Asset.
2.5	In lieu of delivering the Charged Assets to the Collateral Agent, the Transferor and the Collateral Agent hereby agree that the Transferor will hold the Charged Assets in gratuitous custody (unentgeltliche Verwahrung) for the Collateral Agent. To the extent that any third party holds or will in future hold actual possession (unmittelbarer Besitz) of the Charged Assets, the Transferor hereby assigns to the Collateral Agent all its present and future claims to surrender (Herausgabeansprüche) of the Charged Assets and the Collateral Agent accepts such assignment.

2.6	The transfer of title to the Collateral Agent shall not be affected by any relocation of any of the Charged Assets to premises other than the Security Area or to warehouses other than the Warehouses.

3.	PURPOSE OF THE TRANSFER OF TITLE

The transfer of title hereunder is constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The transfer of title shall also cover any future extension of the Obligations and the Transferor herewith expressly agrees that the transfer of title shall secure the Obligations as extended or increased from time to time.

4.	LIST OF CHARGED ASSETS AND OTHER INFORMATION

4.1	Within 3 months after the end of each calendar year beginning with the year 2010 and, in addition, following the occurrence of an Enforcement Event and while it is continuing at any time upon reasonable request of the Collateral Agent, the Transferor shall deliver to the Collateral Agent
(a)	an updated list of the Charged Assets, provided that in relation to movable fixed assets (bewegliches Anlagevermögen) and Warehouse Assets the list may include only such assets which constitute Valuable Equipment;

(b)	if there are any changes since the later of (i) the date of this Agreement or (ii) the latest information delivered to the Collateral Agent in accordance with this paragraph (b) of Clause 4.1, an updated list
(i)	of the addresses of all premises in Germany which are owned or leased and operated by the Transferor to store movable fixed assets or movable current assets other than the Security Area (the “New Premises”) together with a site map of such premises marked to show the location of the Charged Assets on such premises to ensure that the Charged Assets located on the New Premises are subject to a security interest under the terms of this Agreement; and
(ii)	the names and addresses of all warehouses in Germany where Warehouse Assets are located which are not Warehouses (the “New Warehouses”).
Such New Premises and New Warehouses shall forthwith be considered to be a Security Area, or Warehouse, respectively; and

(c)	if there are any changes since the later of (i) the date of this Agreement or (ii) the latest updated set of information delivered to the Collateral Agent in accordance with this paragraph (c) of Clause 4.1, an updated set of marks, sample labels, prints or engravings for the labeling or marking of the Warehouse Assets which shall amend and be added to the sample labels set out in of SCHEDULE 4 (Sample Label) and forthwith form an integral part of this Agreement.
4.2	Each list may be delivered to the Collateral Agent in the form of a computer disc or in such other form as from time to time agreed between the Collateral Agent and the Transferor. If the list is delivered in the form of an electronic file (including a computer disc), the Collateral Agent may in its reasonable discretion request a printout in addition to any other form.

4.3	If the Transferor employs a third party for its bookkeeping and/or data processing, the Collateral Agent is hereby authorised following the occurrence of an Enforcement Event and while it is continuing to obtain the information on the Charged Assets directly from such third party at the Transferor’s expense at the same times and under the same conditions as set out in sub-Clause 4.1 above. For the avoidance of doubt, such authorisation does not release the Transferor from its obligation to provide lists of the Charged Assets to the Collateral Agent under this Clause 4.

4.4	The list attached hereto as Schedule 2 (Asset Information List) or delivered to the Collateral Agent on or about the date hereof and each list delivered pursuant to paragraph (a) of sub-Clause 4.1 is for information purposes only and if for any reason whatsoever the Charged Assets are not, or are incompletely contained in any such list, then the transfer of the Charged Assets actually deposited at the Security Area, or in case of Warehouse Assets at the respective Warehouses shall not be affected thereby.

5.	CHARGED ASSETS UNDER RETENTION OF TITLE ARRANGEMENTS

Subject to the terms of the Principal Finance Documents the Transferor shall upon request of the Collateral Agent following the occurrence of an Enforcement Event and while it is continuing, terminate any person’s retention of title arrangements (Eigentumsvorbehalt)

arising in respect of any Charged Asset by paying the purchase price therefore. The Collateral Agent is entitled, but not obliged, at any time following the occurrence of an Enforcement Event and while it is continuing to terminate such retention of title arrangements in respect of any Charged Asset by paying the purchase price therefore, or any part thereof, on behalf and at the expense of the Transferor.
6.	STATUTORY LIEN

6.1	If the Charged Assets or any part thereof are or become subject to a statutory lien (gesetzliches Pfandrecht) in favour of any third party, the Transferor shall, following the occurrence of an Enforcement Event and while it is continuing inform the Collateral Agent without undue delay upon the Collateral Agent’s reasonable request.

6.2	If following the occurrence of an Enforcement Event and while it is continuing the Collateral Agent so requests, the Transferor shall provide evidence to the Collateral Agent of the punctual payment of the sums secured by any statutory lien (including any landlord’s or lessor’s lien) within 5 (five) business days after the due date for payment. Upon request of the Collateral Agent, the Transferor shall use all reasonable efforts to provide the Collateral Agent with a written confirmation of such third party confirming it has no right to hold back or enforce its rights in respect of any of the Charged Assets and will inform the Collateral Agent by fax without undue delay if the Transferor fails to pay any of the obligations secured under the relevant statutory lien.

6.3	If the Transferor does not comply with its obligations under this Clause 6, the Collateral Agent is entitled, but not obliged, to pay the sums secured under any statutory lien on behalf and at the expense of the Transferor in order to ward off any statutory lien.

7.	DISPOSAL, PROCESSING AND REMOVAL OF CHARGED ASSETS

7.1	Disposal

At all times unless an Enforcement Event is continuing, the Transferor is authorised by the Collateral Agent to hold, dispose of (verfügen), process (verarbeiten), remodel (umbilden) and use the Charged Assets to the extent permitted by the Principal Finance Documents.

7.2	Processing
7.2.1	Unless otherwise permitted under the Principal Finance Documents, if the Transferor processes (verarbeiten) or remodels (umbilden) the Charged Assets, such processing or remodelling is effected free of charge for and on behalf of the Collateral Agent in such a way that the Collateral Agent shall be regarded as producer within the meaning of Section 950 of the German Civil Code (Bürgerliches Gesetzbuch) and shall retain or acquire title in the form of ownership, part ownership or inchoate rights in the produced or remodelled goods (such goods being hereinafter referred to as “New Products” and each as a “New Product”) at any time during each stage of processing or remodelling.
7.2.2	If as a result of any production process carried on by the Transferor (whether or not by incorporation of any Charged Assets into a New Product), the Collateral Agent is not the owner, part-owner or holder of an inchoate right in respect of the New Product, then as soon as the Transferor gains such rights such rights shall automatically be transferred to the Collateral Agent. Subject to sub-Clause 7.2.1, if as a result of any production process carried on by the Transferor the Transferor co-mingles (vermischen, vermengen) goods or materials that constitute Charged Assets with goods or materials owned by third parties and the Transferor becomes the owner, part-owner or holder of an inchoate right in respect of the co-mingled product, then as soon as the Transferor gains such rights such rights shall automatically be transferred to the Collateral Agent. Sub-Clause 2.5 shall apply mutatis mutandis.

7.2.3	To the extent the Transferor holds or will in future hold any claims entitling it to demand from any third party the transfer or assignment of ownership, part ownership or inchoate rights in respect of any New Product, the Transferor hereby assigns such claims to the Collateral Agent who accepts such assignment.

7.2.4	As far as ownership, part ownership or inchoate rights in respect of any New Products pass over to the Collateral Agent in accordance with this Clause 7, the Transferor shall hold the respective assets in gratuitous custody for, instead of delivering them to, the Collateral Agent. To the extent that any third party holds or will in future hold actual possession of such assets, the Transferor hereby assigns to the Collateral Agent all its present and future claims to surrender and the Collateral Agent accepts such assignment.

7.2.5	The Transferor hereby assigns to the Collateral Agent all its present and future claims it may have against a third party with respect to the processing or remodelling of the Charged Assets or the New Products resulting therefrom and the Collateral Agent accepts such assignment.
8.	TAKING POSSESSION BY THE COLLATERAL AGENT

At any time after the occurrence of an Enforcement Event and while it is continuing, the Collateral Agent may revoke the Authorisation and take possession of the Charged Assets. To the extent that the Authorisation is revoked, the Collateral Agent may request that all documents relating to the Charged Assets be handed over to it and the Transferor hereby agrees to promptly comply with any such request.

9.	ENFORCEMENT

9.1	If (i) an Enforcement Event has occurred and is continuing and (ii) any of the Obligations has become due and payable, then the Collateral Agent is entitled to enforce its rights under this Agreement and realise the Charged Assets.

9.2	The Collateral Agent will notify the Transferor in writing at least 5 (five) business days prior to the enforcement of any transfer of title pursuant hereto. No such notice shall be required if (i) the Transferor has generally ceased to make payments, (ii) an application for the institution of insolvency proceedings is filed by or against the Transferor or (iii) the Collateral Agent has reasonable grounds to believe that observance of the notice period would adversely affect the legitimate interests (berechtigte Interessen) of the Collateral Agent.

9.3	While being entitled to enforce the security interest created hereunder in accordance with sub-Clause 9.1, the Collateral Agent may, in particular, but without limitation, sell the Charged Assets by way of private sale in total or in part to the extent necessary to satisfy any outstanding Obligations, it being understood that the Collateral Agent shall apply the proceeds of such realisation towards the Obligations in accordance with the First Lien Intercreditor Agreement.

9.4	While being entitled to enforce the security interest created hereunder in accordance with sub-Clause 9.1, the Collateral Agent may request the Transferor to sell the Charged Assets for and on behalf of the Collateral Agent and in accordance with the Collateral Agent’s instruction. The Transferor shall promptly comply with such request.

9.5	If the Collateral Agent sells any Charged Assets pursuant to sub-Clause 9.3 hereof, it may take all measures and enter into all agreements which it considers to be expedient.

9.6	Notwithstanding sub-Clause 9.3, the Collateral Agent may, in its sole discretion, determine which of several security interests (created under this or other security agreements) shall be used to satisfy the Obligations.

9.7	Given the non-accessory nature of this security, the Transferor has no defences of revocation and set-off and no defences based on defences any Grantor might have against the Obligations. The Collateral Agent is not required to proceed against or enforce any other rights or security before enforcing the security created hereunder.

9.8	The Transferor shall not at any time before, on or after an enforcement of the security created hereunder and as a result of the Transferor entering into this Agreement, be entitled to demand indemnification or compensation from any other Grantor or to assign any of these claims.

10.	LIMITATIONS ON ENFORCEMENT

10.1	The Collateral Agent shall be entitled to enforce the rights created under this Agreement without limitation in respect of:
(a)	all and any amounts which are owed under the Credit Documents by the Transferor itself or by any of its subsidiaries; and

(b)	all and any amounts which correspond to funds that have been borrowed or otherwise raised under the Credit Documents, in each case to the extent borrowed, on-lent or otherwise passed on to, or issued for the benefit of, the Transferor or any of its subsidiaries, or for the benefit of any of their creditors and in each case not repaid and outstanding from time to time
(in aggregate, the “Unlimited Enforcement Amount”).

10.2	Besides an enforcement in respect of the Unlimited Enforcement Amount applicable to the Transferor pursuant to Clause 10.1 above, the Collateral Agent shall not be entitled to enforce the rights created under this Agreement against the Transferor if and to the extent that:
(a)	the rights created under this Agreement secure the obligations of a Grantor which is (x) a shareholder of the Transferor or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of a shareholder of the Transferor (other than the Transferor and its subsidiaries); and

(b)	the enforcement would have the effect of (x) reducing the Transferor’s net assets (Reinvermögen) (the “Net Assets”) to an amount of less than its stated share capital (Stammkapital) or, if the Net Assets are already an amount of less than its stated share capital, of causing such amount to be further reduced and (y) would thereby affect the assets required for the obligatory preservation of the Transferor’s stated share capital (Stammkapital) according to section 30, 31 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) provided that the amount of the stated share capital to be taken into consideration shall be the amount registered in the commercial register at the date hereof, and any increase of the stated share capital registered after the date of this Agreement shall only be taken into account if such increase has been effected with the prior written consent of the Agent.
10.3	The Net Assets shall be calculated as an amount equal to the sum of the values of the Transferor’s assets (consisting of all assets which correspond to the items set forth in section

266 sub-section(2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the aggregate amount of the Transferor’s liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section(3) B, C and D of the German Commercial Code), save that:
(a)	any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that is not necessary for the Transferor’s business (nicht betriebsnotwendig) shall be taken into account with its market value;

(b)	obligations under loans provided to the Transferor by any member of the Group or any other affiliated company shall not be taken into account as liabilities as far as such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of the Transferor; and

(c)	obligations under loans or other contractual liabilities incurred by the Transferor in violation of the provisions of the Credit Documents shall not be taken into account as liabilities.
The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the Transferor in the preparation of its most recent annual balance sheet (Jahresbilanz).

It being understood that the assets of the Transferor will be assessed at liquidation values (Liquidationswerte) if the managing directors of the Transferor at the time they prepare the Management Determination (as defined below) are, due to factual or legal circumstances at that time, in their opinion not able to make a positive prognosis as to whether the business of the Transferor can carry on as a going concern (positive Fortführungsprognose), in particular when the security created under this Agreement is enforced.

10.4	The limitations set out in Clause 10.2 above shall only apply if and to the extent that:
(a)	without undue delay, but not later than within 5 business days, after receipt of a notification by the Collateral Agent of its intention to enforce any of the rights created under this Agreement (the “Notice”), the Transferor has confirmed in writing to the Collateral Agent (x) to what extent such rights are up-stream or cross-stream security as described in Clause 10.2 above and (y) which amount of such up-stream or cross-stream security cannot be enforced as it would cause the Net Assets of the Transferor to fall below its stated share capital (taking into account the adjustments set out in Clause 10.3 above) and such confirmation is supported by evidence reasonably satisfactory to the Collateral Agent (the “Management Determination”)

and the Collateral Agent has not contested this and argued that no or a lesser amount would be necessary to maintain the Transferor’s stated share capital; or
(b)	within 20 business days from the date the Collateral Agent has contested the Management Determination, the Collateral Agent receives from the Transferor an up to date balance sheet prepared by a firm of auditors of international standard and reputation (the “Determining Auditors”) which shows the value of the Transferor’s Net Assets (the “Balance Sheet”). The Balance Sheet shall be prepared in accordance with the principles set out in Clause 10.3 above, provided that the final sentence of Clause 10.3 above shall not apply unless the Determining Auditors have in an independent assessment determined that the assets of the Transferor should be evaluated at liquidation values (Liquidationswerte) in accordance with generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsgemäßer Buchführung) and shall contain further information (in reasonable detail) relating to items to be adjusted pursuant to Clause 10.3 above. If the Transferor fails to deliver a Balance Sheet within the aforementioned time period, the Collateral Agent shall be entitled to enforce the rights created under this Agreement irrespective of the limitations set out in Clause 10.2 above.
10.5	If the Collateral Agent disagrees with the Balance Sheet, it shall be entitled to enforce the rights created under this Agreement up to the amount which, according to the Balance Sheet, can be enforced in compliance with the limitations set out in Clause 10.2 above. In relation to any additional amounts for which the Transferor is liable under this Agreement, the Collateral Agent shall be entitled to further pursue their claims (if any) and the Transferor shall be entitled to prove that this amount is necessary for maintaining its stated share capital (calculated as of the date the Collateral Agent has given notice of its intention to enforce the security created under this Agreement).

10.6	No reduction of the amount enforceable under this Clause 10 will prejudice the right of the Collateral Agent to continue enforcing the rights created under this Agreement (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction to the claims secured.

11.	BOOKKEEPING AND DATA-PROCESSING

11.1	The Transferor hereby assigns to the Collateral Agent, who accepts such assignment, any right it has against any third party (in particular any bookkeeping firm or tax consultant) in respect of the return of any proof or documents which the Transferor has handed over to such third party and which are necessary to identify the Charged Assets. The Transferor undertakes to instruct such third party, upon the occurrence of an Enforcement Event and while it is continuing, to provide the Collateral Agent upon demand with such information, proof and documents which are necessary to check, assess or enforce the Charged Assets.
11.2	Upon the occurrence of an Enforcement Event and while it is continuing, the Transferor shall allow the Collateral Agent access to any electronic data-processing system, including peripheral equipment, in which data concerning the Charged Assets or any part thereof have been stored. Moreover, the Transferor shall provide any assistance required to the Collateral Agent (including by making software operators available). The Transferor hereby assigns to the Collateral Agent, who accepts such assignment, all its rights against any third party which handles the electronic processing of data concerning the Charged Assets and undertakes to instruct such third party, upon a respective demand of the Collateral Agent following the occurrence of an Enforcement Event and while it is continuing, to handle the processing of data for the Collateral Agent as it did for the Transferor provided that the Transferor shall continue to be given access to any data it requires in its ordinary course of business.

11.3	The Collateral Agent authorises the Transferor to exercise the rights assigned to the Collateral Agent pursuant to sub-Clause 11.1 and 11.2 above at all times prior to the occurrence of an Enforcement Event and while it is continuing.

12.	UNDERTAKINGS OF THE TRANSFEROR

Unless otherwise permitted by this Agreement or the Principal Finance Documents, during the term of this Agreement, the Transferor undertakes to the Collateral Agent :

12.1	not to defeat, impair or circumvent in any way the rights of the Collateral Agent created hereunder;

12.2	subject to sub-Clause 7.1 not to take, or participate in, any action which results or might result in a sale, transfer, encumbrance or other disposal of the Charged Assets or permit to subsist, create or agree to create any security interest or third party right in or over the Charged Assets except with the prior consent of the Collateral Agent (acting in accordance with the First Lien Intercreditor Agreement);

12.3	subject to sub-Clause 7.1 to refrain from any acts or omissions, the purpose or effect of which is or would be the material dilution of the value of the Charged Assets or the Charged Assets ceasing to be transferable;

12.4	to inform the Collateral Agent without undue delay in writing of any attachment (Pfändung) over any of the Charged Assets and any third parties bringing claims in respect of any of the Charged Assets or any other measures which would impair or jeopardize the Collateral Agent ‘s rights to any of the Charged Assets or materially impair their value, such notice to be accompanied by any documents the Collateral Agent might need to defend itself against any claim by a third party. In the event of an attachment, the Transferor undertakes to forward to the Collateral Agent without undue delay a copy of the attachment order (Pfändungsbeschluß) and all other documents necessary or expedient for a defence against such attachment. The Transferor shall inform the attaching creditor of the Collateral Agent ’s security interests without undue delay;
12.5	unless otherwise agreed pursuant to this Agreement or the Principal Finance Documents to take, at its own cost and expense, all such action as is available to it as may be necessary for the purpose of the creation, perfection, protection or maintenance of the security rights created or intended to be created by or pursuant to this Agreement or to facilitate the realisation of the Charged Assets;

12.6	upon the Collateral Agent ’s request following the occurrence of an Enforcement Event and while it is continuing, to allow the Collateral Agent (and/or accountants and/or other professional advisors and contractors of the Collateral Agent) to inspect the Charged Assets and the Security Area and to examine, audit and inspect its books, accounts and other documents wherever located at all times and on reasonable notice at the risk and cost of the Transferor during normal business hours, and to make and take away copies of any and all of such books, accounts and other documents;

12.7	following the occurrence of an Enforcement Event and while it is continuing to provide the Collateral Agent promptly at its request with all information and documents which are necessary or desirable in relation to the Charged Assets to protect the legitimate interests of the Collateral Agent and/or the Secured Parties or to enforce any claim assigned hereunder; and

13.	POWER OF ATTORNEY

The Transferor, by way of security for its obligations under this Agreement, irrevocably appoints the Collateral Agent to be its attorney (Stellvertreter) to do anything which the Transferor is required to do under this Agreement but has failed to do (and the Collateral Agent may delegate that power on such terms as it sees fit). For this purpose the Transferor relieves the Collateral Agent from the restrictions set out in Section 181 of the German Civil Code. The Collateral Agent shall only make use of this authorisation in respect of any obligation of the Transferor under this Agreement which is required for the creation, perfection and enforcement of the security interest to be created hereunder, if the Transferor has not complied with such obligations imposed on the Transferor within 10 business days of being notified of such failure to comply (with a copy of such notice being sent to the Grantors’ Agent) and being requested to comply or if an Enforcement Event has occurred and is continuing. The Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Transferor under this Clause 13 unless and until it shall have been (i) instructed to do so in accordance with the Principal Finance Documents and (ii) indemnified and/or secured and/or prefunded to its satisfaction.
14.	DURATION AND INDEPENDENCE

14.1	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement relating to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Transferor pursuant to it.

14.2	This Agreement is independent from any other security or guarantee which may have been or will be given to the Secured Parties or the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

14.3	Waiving Section 418 of the German Civil Code (applied by analogy), the Transferor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.

15.	RELEASE OF SECURITY (SICHERHEITENFREIGABE)

15.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable, at the cost and expense of the Transferor, retransfer to the Transferor the Charged Assets and surrender the excess proceeds, if any, resulting from any realisation thereof. The Collateral Agent will, however, transfer any Charged Assets or excess proceeds to a third person if so required by law.

15.2	At any time when the total value of the aggregate security granted by the Transferor and the other Grantor to secure the Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), more than temporarily exceeds 110% of the Obligations (the “Limit”), the Collateral Agent shall on demand of the Transferor release such part of the Security (Sicherheitenfreigabe) as the Collateral Agent may in its reasonable discretion (as instructed in accordance with the First Lien Intercreditor Agreement) determine so as to reduce the realisable value of the Security to the Limit.

15.3	The Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release and retransfer of any or all of the Charged Assets to the Transferor in accordance with, and to the extent required by, the Intercreditor Arrangements.

16.	DELEGATION

The Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney in Clause 13) on such terms and conditions as it shall see fit. The Collateral Agent shall only remain liable for diligently selecting and providing initial instructions to such delegate.

17.	INDEMNITY

To the extent set out in the First Lien Intercreditor Credit Agreement, the Transferor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, damages, expenses, demands, taxes, losses and costs which it may sustain as a consequence of any breach by the Transferor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Charged Assets.

18.	NO LIABILITY

Except to the extent provided in the Principal Finance Documents, none of the Collateral Agent, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by the Collateral Agent, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.

19.	PARTIAL INVALIDITY, WAIVER

19.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal, or unenforceable provision shall be deemed replaced with a valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled with such provision as comes as close as possible to the original intent of the parties.

19.2	No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

20.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 20 shall be made in writing.

21.	NOTICES AND THEIR LANGUAGE

21.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Transferor:	SIG Combibloc Systems GmbH

	Address:	Rurstraße 58
52441 Linnich, Germany
	Telephone:	+49 2462 79 0
	Fax:	+49 2462 79 2519
	Attention:	Managing directors (Geschäftsführung)
For the Transferor with a copy to:
	Address:	c/o Rank Group Limited
Level 9
148 Quay Street
PO Box 3515
Auckland 1140
New Zealand
	Telephone:	+649 3666 259
	Fax:	+649 3666 263
	Attention:	Helen Golding

For the Collateral Agent:	The Bank of New York Mellon

	Address:	101 Barclay Street, 4E
New York, N.Y. 10286
The United States of America
	Telephone:	+212 298 1528
	Fax:	+212 815 5366
	Attention:	International Corporate Trust
21.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing in accordance with the First Lien Intercreditor Agreement, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.

21.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 21 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 21.

21.4	Any notice or other communication under or connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

22.	APPLICABLE LAW; JURISDICTION

22.1	This Agreement is governed by the laws of the Federal Republic of Germany.

22.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the district court (Landgericht) in Frankfurt am Main. The Collateral Agent, however, shall also be entitled to take action against the Transferor in any other court of competent jurisdiction. Further, the taking of proceedings against the Transferor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

23.	CONCLUSION OF THE AGREEMENT (VERTRAGSSCHLUSS)

23.1	The parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by fax or attached as an electronic photocopy (pdf., tif., etc.) to an e-mail. 23.2 If the parties to this Agreement choose to conclude this Agreement pursuant to sub-Clause 23.1 above, they will transmit the signed signature page(s) of this Agreement to attention Mr. Philipp Kropatscheck or Ms Corinna May (Philipp.Kropatscheck@cliffordchance.com or Corinna.May@cliffordchance.com, fax: +49 69 7199 4000) (each a “Recipient”). The Agreement will be considered concluded once any of the Recipients has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all parties to this Agreement and at the time of the receipt of the last outstanding signature page(s).

23.3	For the purposes of this Clause 23Error! Reference source not found. only, the parties to this Agreement appoint each Recipient individually as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all parties to this Agreement. For the avoidance of doubt, the Recipients will have no further duties connected with their position as Recipient. In particular, the Recipients may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

SCHEDULE 1
List of Original Borrowers, Original Guarantors and Original Senior Secured Note Guarantors
Part 1 — The Original Borrowers
SIG Euro Holding AG & Co. KGaA
Closure Systems International Holding Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.

Part 2 — The Original Guarantors
SIG Euro Holding AG & Co. KGaA (Germany)
SIG Beverages Germany GmbH (Germany)
SIG Combibloc Holding GmbH (Germany)
SIG Vietnam Beteiligungs GmbH (Germany)
SIG Combibloc GmbH (Germany)
SIG Combibloc Systems GmbH (Germany)
SIG Combibloc Zerspanungstechnik GmbH (Germany)
SIG Information Technology GmbH (Germany)
SIG International Services GmbH (Germany)
Beverage Packaging Holdings (Luxembourg) I S.A. (Luxembourg)
Beverage Packaging Holdings (Luxembourg) III S.à r.l. (Luxembourg)
SIG Finance (Luxembourg) S.à.r.l. (Luxembourg)
Reynolds Group Holdings Limited (New Zealand)
SIG Combibloc Group AG (Switzerland)
SIG Finanz AG (Switzerland)
SIG Technology AG (Switzerland)
SIG allCap AG (Switzerland)
SIG Combibloc (Schweiz) AG (Switzerland)
SIG Schweizerische Industrie-Gesellschaft AG (Switzerland)
SIG Holding USA Inc. (USA)
SIG Combibloc Inc. (USA)
Reynolds Group Holdings Inc. (USA)

Reynolds Group Issuer Inc. (USA)
Reynolds Group Issuer LLC (USA)
Closure Systems International Holdings (Germany) GmbH (Germany)
Closure Systems International Deutschland GmbH (Germany)
Closure Systems International Deutschland Real Estate GmbH & Co KG (Germany)
Closure Systems International (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Consumer Products (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Group Issuer (Luxembourg) S.A. (Luxembourg)
Closure Systems International B.V. (The Netherlands)
Reynolds Consumer Products International B.V. (The Netherlands)
Closure Systems International Holdings Inc. (Delaware, USA)
Closure Systems International Inc. (Delaware, USA)
Reynolds Packaging Machinery Inc. (Delaware, USA)
Closure Systems Mexico Holdings LLC (Delaware, USA)
CSI Mexico LLC (Delaware, USA)
Southern Plastics, Inc. (Louisiana, USA)
CSI Sales & Technical Services Inc. (Delaware, USA)
Reynolds Consumer Products Holdings Inc. (Delaware, USA)
Bakers Choice Products, Inc. (Delaware, USA)
Reynolds Consumer Products Inc. (Delaware, USA)
Reynolds Foil Inc. (Delaware, USA)
Reynolds Services Inc. (Delaware, USA)

Part 3— The Original Senior Secured Note Guarantors
SIG Euro Holding AG & Co. KGaA (Germany)
SIG Beverages Germany GmbH (Germany)
SIG Combibloc Holding GmbH (Germany)
SIG Vietnam Beteiligungs GmbH (Germany)
SIG Combibloc GmbH (Germany)
SIG Combibloc Systems GmbH (Germany)
SIG Combibloc Zerspanungstechnik GmbH (Germany)
SIG Information Technology GmbH (Germany)
SIG International Services GmbH (Germany)
Beverage Packaging Holdings (Luxembourg) I S.A. (Luxembourg)
Beverage Packaging Holdings (Luxembourg) III S.à r.l. (Luxembourg)
SIG Finance (Luxembourg) S.à.r.l. (Luxembourg)
Reynolds Group Holdings Limited (New Zealand)
SIG Combibloc Group AG (Switzerland)
SIG Finanz AG (Switzerland)
SIG Technology AG (Switzerland)
SIG allCap AG (Switzerland)
SIG Combibloc (Schweiz) AG (Switzerland)
SIG Schweizerische Industrie-Gesellschaft AG (Switzerland)
SIG Holding USA Inc. (USA)
SIG Combibloc Inc. (USA)
Reynolds Group Holdings Inc. (USA)

Closure Systems International Holdings (Germany) GmbH (Germany)
Closure Systems International Deutschland GmbH (Germany)
Closure Systems International Deutschland Real Estate GmbH & Co KG (Germany)
Closure Systems International (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Consumer Products (Luxembourg) S.à r.l. (Luxembourg)
Closure Systems International B.V. (The Netherlands)
Reynolds Consumer Products International B.V. (The Netherlands)
Closure Systems International Holdings Inc. (Delaware, USA)
Closure Systems International Inc. (Delaware, USA)
Reynolds Packaging Machinery Inc. (Delaware, USA)
Closure Systems Mexico Holdings LLC (Delaware, USA)
CSI Mexico LLC (Delaware, USA)
Southern Plastics, Inc. (Louisiana, USA)
CSI Sales & Technical Services Inc. (Delaware, USA)
Reynolds Consumer Products Holdings Inc. (Delaware, USA)
Bakers Choice Products, Inc. (Delaware, USA)
Reynolds Consumer Products Inc. (Delaware, USA)
Reynolds Foil Inc. (Delaware, USA)
Reynolds Services Inc. (Delaware, USA)

SCHEDULE 2
Asset Information List

SCHEDULE 3
Site Maps
“Werk Linnich”

Lagerorte für Vorräte SIG Combibloc Systems GmbH, Werk Linnich

Grenze SIG-Grundstück
SIG-Grundstücksgrenze
SIG-Grundstücksgrenze
6
16
17
Soweit in diesen Gebäude Füllmaschinen gelagert sind
Graphischer Maßstab
0 10 30 50 100m
Stand: 01.09.2006

SCHEDULE 4
Sample Labels and Marks

Peter Krings
Export- & Schwergutverpackung
Lager- & Versandlogistik
CBSY
VSP 800 ex Astris
9800005088
-39480-
www.peter-krings.de
Peter Krings

CBSY = SIG Combibloc Systems GmbH

Kennzeichnung der CBSY-Bestände in Außenlägen für Füllmaschinen

SCHEDULE 5
SIG Symbol

SIGNATURE PAGE
This Security Transfer Agreement has been entered into on the date stated at the beginning by:

SIG COMBIBLOC SYSTEMS GMBH

as Transferor

By:	Philip West		By:	Mark Dunkley
	Name:	PHILIP WEST		Name:	MARK DUNKLEY
	Title:	AUTHORISED SIGNATORY		Title:	AUTHORISED SIGNATORY

THE BANK OF NEW YORK MELLON

as Collateral Agent

By:	Michael Lee		By:
	Name:	MICHAEL LEE		Name:
	Title:	SENIOR ASSOCIATE		Title: